Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

April 23, 2019
First Busey Announces 2019 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

The Banc Ed Corp. merger leads to positive advances in the first quarter of 2019 from the comparable quarter of the prior year:

● Net income of $25.5 million, as compared to $21.9 million
● Net interest income of $68.4 million, as compared to $59.8 million
● Portfolio loans of $6.52 billion, as compared to $5.53 billion
● Tangible book value per common share of $14.53, as compared to $13.08

First Busey Corporation’s (“First Busey” or the “Company”) net income for the first quarter of 2019 was $25.5 million, or $0.48 per diluted common share, as compared to $25.3 million, or $0.51 per diluted common share, for the fourth quarter of 2018 and $21.9 million, or $0.45 per diluted common share, for the first quarter of 2018.  Adjusted net income1 for the first quarter of 2019 was $26.6 million, or $0.50 per diluted common share, as compared to $26.0 million, or $0.53 per diluted common share, for the fourth quarter of 2018 and $24.9 million, or $0.51 per diluted common share, for the first quarter of 2018.

The Company views certain non-operating items, including acquisition-related and restructuring charges, as adjustments to net income reported under generally accepted accounting principles (“GAAP”).  Non-operating pretax adjustments for the first quarter of 2019 were $1.2 million of expenses related to acquisitions and $0.3 million of expenses related to restructuring costs. The reconciliation of non-GAAP measures (including adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible book value, tangible book value per share and return on average tangible common equity), which the Company believes facilitates the assessment of its financial results and peer comparability, is included in tabular form at the end of this release.

For the first quarter of 2019, annualized return on average assets and annualized return on average tangible common equity were 1.17% and 13.64%, respectively.  Based on adjusted net income1, return on average assets was 1.22% and return on average tangible common equity was 14.25% for the first quarter of 2019.

Additional first quarter 2019 highlights include:

● Non-interest income increased to $25.9 million as compared to $22.9 million for the fourth quarter 2018.
● Busey Bank organic commercial loan growth of $60.4 million in first quarter of 2019.
● Total deposits at March 31, 2019 grew to $7.76 billion driven by a linked-quarter increase of $326.6 million in non-interest bearing deposits.
● Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.56% at March 31, 2019 as compared to 0.66% at December 31, 2018.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

On January 31, 2019, the Company completed its acquisition of The Banc Ed Corp. (“Banc Ed”), the holding company for TheBANK of Edwardsville (“TheBANK”).  TheBANK, founded in 1868, is a privately held commercial bank headquartered in Edwardsville, Illinois. It is anticipated that TheBANK will be merged with and into First Busey’s bank subsidiary, Busey Bank, in the fourth quarter of 2019.

Under the terms of the merger agreement with Banc Ed, at the effective time of the acquisition, each share of Banc Ed common stock issued and outstanding was converted into the right to receive 8.2067 shares of the Company’s common stock and $111.53 in cash for each share of common stock of Banc Ed. The market value of the 6.7 million shares of First Busey common stock issued at the effective time of the acquisition was approximately $166.5 million based on First Busey’s closing stock price of $24.76 on January 31, 2019.

Financial results for the first quarter of 2019 were significantly impacted by the Banc Ed acquisition, resetting the baseline for financial performance in future quarters in a multitude of positive ways.  At the date of the merger, the fair value of TheBANK’s total assets was $1.79 billion, the fair value of total loans was $873.3 million, and the fair value of total deposits was $1.44 billion, which included $245.7 million of non-interest bearing deposits.  Since the acquisition date, TheBANK’s net income of $3.6 million had a positive impact on the first quarter of 2019.

The Banc Ed transaction fits with our acquisition strategy as the addition of TheBANK will grow the Company’s current geographic footprint, allowing the Company to serve customers across a broader portion of the St. Louis Missouri-Illinois Metropolitan Statistical Area and will significantly add to the Company’s wealth management business.  We are pleased to welcome our Banc Ed colleagues into the Busey family and feel confident that we are well positioned for growth and profitability in 2019.

Busey recently received its fourth consecutive honor as one of the 2019 Best Places to Work in Illinois. This awards program—voted by associates and hosted by Best Companies Group and Daily Herald Business Ledger—identifies and recognizes the best places of employment in Illinois, benefiting the state’s economy, workforce and businesses. In addition, for the first time Busey was honored as a 2019 Best Place to Work in Indiana by Best Companies Group and the Indiana Chamber of Commerce and in Missouri as one of the 2019 Best Places to Work in St. Louis by Quantum Workplace and St. Louis Business Journal.

As we acknowledge our accomplishments and continue growing forward, we are grateful for the opportunity to consistently earn the business of our customers, based on the contributions of our talented associates and the loyal support of our shareholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]	As of and for the
(dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2019	2018	2018	2018
EARNINGS & PER SHARE DATA
Net income	$25,469	$25,290	$26,859	$21,917
Revenue[2]	94,286	83,184	82,627	82,243
Diluted earnings per share	0.48	0.51	0.55	0.45
Cash dividends paid per share	0.21	0.20	0.20	0.20

Net income by operating segment
Banking	$26,665	$24,134	$26,486	$21,845
Remittance Processing	1,025	814	957	953
Wealth Management	2,641	2,040	2,280	2,764

AVERAGE BALANCES
Cash and cash equivalents	$220,471	$272,811	$238,000	$227,055
Investment securities	1,722,015	1,443,054	1,417,708	1,310,902
Loans held for sale	17,249	23,380	28,661	39,294
Portfolio loans	6,128,661	5,540,852	5,551,753	5,507,860
Interest-earning assets	8,088,396	7,174,755	7,132,324	6,976,383
Total assets	8,865,642	7,846,154	7,802,308	7,663,899

Non-interest bearing deposits	1,616,913	1,486,977	1,492,709	1,497,136
Interest-bearing deposits	5,592,495	4,852,649	4,784,657	4,568,160
Total deposits	7,209,408	6,339,626	6,277,366	6,065,296
Securities sold under agreements to repurchase	204,529	210,416	234,729	258,049
Interest-bearing liabilities	6,064,091	5,329,898	5,303,632	5,175,228
Total liabilities	7,755,770	6,866,652	6,840,484	6,730,137
Stockholders' common equity	1,109,872	979,502	961,824	933,762
Tangible stockholders' common equity[3]	757,285	678,023	658,910	626,794

PERFORMANCE RATIOS
Return on average assets[4]	1.17%	1.28%	1.37%	1.16%
Return on average common equity[4]	9.31%	10.24%	11.08%	9.52%
Return on average tangible common equity[3,6]	13.64%	14.80%	16.17%	14.18%
Net interest margin[5,6]	3.46%	3.38%	3.41%	3.51%
Efficiency ratio[6]	57.99%	56.57%	53.47%	59.80%
Non-interest revenue as a % of total revenues[2]	27.47%	27.27%	26.45%	27.34%

[1] Results are unaudited.
[2] Revenues consist of net interest income plus non-interest income, net of security gains and losses.
[3] Average tangible stockholders’ common equity is defined as average common equity less average goodwill and intangibles. See “Non-GAAP Financial Information” below for reconciliation.
[4] Annualized, see “Non-GAAP Financial Information” below for reconciliation.
5 On a tax-equivalent basis, assuming an income tax rate of 21%.
[6] See “Non-GAAP Financial Information” below for reconciliation.

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Assets
Cash and cash equivalents	$330,407	$239,973	$160,652	$230,730	$367,525
Investment securities	1,940,519	1,312,514	1,496,948	1,384,807	1,286,136

Loans held for sale	20,291	25,895	32,617	33,974	29,034

Commercial loans	4,744,136	4,060,126	4,141,816	4,076,253	4,061,181
Retail real estate and retail other loans	1,770,945	1,508,302	1,481,925	1,479,034	1,470,272
Portfolio loans	$6,515,081	$5,568,428	$5,623,741	$5,555,287	$5,531,453

Allowance for loan losses	(50,915)	(50,648)	(52,743)	(53,305)	(52,649)
Premises and equipment	147,958	117,672	119,162	119,835	118,985
Goodwill and other intangibles	377,739	300,558	301,963	303,407	304,897
Right of use asset	10,898	-	-	-	-
Other assets	245,356	187,965	207,045	200,809	193,365
Total assets	$9,537,334	$7,702,357	$7,889,385	$7,775,544	$7,778,746

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,791,339	$1,464,700	$1,438,054	$1,496,671	$1,651,333
Interest-bearing checking, savings, and money market deposits	4,214,809	3,287,618	3,205,232	3,192,735	3,270,963
Time deposits	1,757,078	1,497,003	1,552,283	1,474,506	1,408,878
Total deposits	$7,763,226	$6,249,321	$6,195,569	$6,163,912	$6,331,174

Securities sold under agreements to repurchase	217,077	185,796	255,906	240,109	235,311
Short-term borrowings	30,739	-	200,000	150,000	-
Long-term debt	188,221	148,686	148,626	154,125	154,122
Junior subordinated debt owed to unconsolidated trusts	71,192	71,155	71,118	71,081	71,044
Lease liability	10,982	-	-	-	-
Other liabilities	69,756	52,435	46,026	39,135	44,949
Total liabilities	$8,351,193	$6,707,393	$6,917,245	$6,818,362	$6,836,600
Total stockholders' equity	$1,186,141	$994,964	$972,140	$957,182	$942,146
Total liabilities & stockholders' equity	$9,537,334	$7,702,357	$7,889,385	$7,775,544	$7,778,746

Share Data
Book value per common share	$21.32	$20.36	$19.90	$19.62	$19.34
Tangible book value per common share[2]	$14.53	$14.21	$13.72	$13.40	$13.08
Ending number of common shares outstanding	55,624,627	48,874,836	48,860,309	48,776,404	48,717,239

[1] Results are unaudited except for amounts reported as of December 31, 2018.
[2] See “Non-GAAP Financial Information” below for reconciliation.

Condensed Consolidated Statements of Income[1]
(dollars in thousands, except per share data)
	For the
	Three Months Ended March 31,
	2019	2018

Interest and fees on loans	$71,789	$60,960
Interest on investment securities	11,260	7,250
Other interest income	1,232	423
Total interest income	$84,281	$68,633

Interest on deposits	12,500	5,987
Interest on securities sold under agreements to repurchase	583	341
Interest on short-term borrowings	191	476
Interest on long-term debt	1,710	1,357
Interest on junior subordinated debt owed to unconsolidated trusts	914	715
Total interest expense	$15,898	$8,876

Net interest income	$68,383	$59,757
Provision for loan losses	2,111	1,008
Net interest income after provision for loan losses	$66,272	$58,749

Trust fees	8,115	7,514
Commissions and brokers' fees, net	914	1,096
Fees for customer services	8,097	6,946
Remittance processing	3,780	3,392
Mortgage revenue	1,945	1,643
Security gains, net	42	-
Other	3,052	1,895
Total non-interest income	$25,945	$22,486

Salaries, wages and employee benefits	32,341	28,819
Net occupancy expense of premises	4,202	3,821
Furniture and equipment expense	2,095	1,913
Data processing	4,401	4,345
Amortization of intangible assets	2,094	1,515
Other	12,030	10,627
Total non-interest expense	$57,163	$51,040

Income before income taxes	$35,054	$30,195
Income taxes	9,585	8,278
Net income	$25,469	$21,917

Per Share Data
Basic earnings per common share	$0.48	$0.45
Diluted earnings per common share	$0.48	$0.45
Average common shares outstanding	53,277,102	48,775,416
Diluted average common shares outstanding	53,577,935	49,178,939

[1] Results are unaudited.

Balance Sheet Growth

At March 31, 2019, portfolio loans were $6.52 billion, as compared to $5.57 billion as of December 31, 2018 and $5.53 billion as of March 31, 2018.  The March 31, 2019 increase in portfolio loans includes $874.1 million of TheBANK loans combined with organic Busey Bank loan growth, primarily in Missouri.  Average portfolio loans increased 11.3% to $6.13 billion for the first quarter of 2019 compared to $5.51 billion for the first quarter of 2018.

Average interest-earning assets for the first quarter of 2019 increased to $8.09 billion compared to $7.17 billion for the fourth quarter of 2018 and $6.98 billion for the first quarter of 2018.

Total deposits were $7.76 billion at March 31, 2019, an increase from $6.25 billion at December 31, 2018 and $6.33 billion at March 31, 2018.  TheBANK’s total deposits were $1.47 billion at March 31, 2019, which included $253.9 million of non-interest bearing deposits.  The Company remains funded primarily through core deposits with significant market share in its core markets.

Net Interest Margin and Net Interest Income

Net interest income was $68.4 million in the first quarter of 2019 compared to $60.5 million in the fourth quarter of 2018 and $59.8 million in the first quarter of 2018. Higher yields from loan production partially offset increases in funding costs. Funding costs have increased primarily due to resetting of time deposit rates to reflect market increases and additional borrowings in conjunction with the Banc Ed acquisition. Net purchase accounting accretion and amortization included in interest income and interest expense was $3.0 million for the first quarter of 2019, an increase from $1.9 million for the fourth quarter of 2018 and decrease from $3.4 million for the first quarter of 2018.

Net interest margin for the first quarter of 2019 was 3.46%, compared to 3.38% for the fourth quarter of 2018 and 3.51% for the first quarter of 2018.  Adjusted net interest margin1 for the first quarter of 2019 was 3.31%, compared to 3.27% for the fourth quarter of 2018 but steady with the first quarter of 2018.

Asset Quality

Non-performing loans totaled $36.6 million as of March 31, 2019 and December 31, 2018 compared to $33.6 million as of March 31, 2018. Non-performing loans were 0.56% of total portfolio loans as of March 31, 2019, compared to 0.66% as of December 31, 2018 and 0.61% as of March 31, 2018.

The Company recorded net charge-offs of $1.8 million for the first quarter of 2019. The allowance for loan loss as a percentage of portfolio loans was 0.78% at March 31, 2019 as compared to 0.91% at December 31, 2018 and 0.95% at March 31, 2018. The decline in the allowance coverage ratio in the first quarter of 2019 is primarily attributed to the Banc Ed acquisition.  Acquired loans are initially recorded at their acquisition date fair value so a separate allowance is not initially recognized.  An allowance is recorded subsequent to acquisition to the extent the reserve requirement exceeds the recorded fair value adjustment. The Company recorded provision for loan losses of $2.1 million in the first quarter of 2019, compared to $0.4 million in the fourth quarter of 2018 and $1.0 million in the first quarter of 2018.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

Asset Quality[1]
(dollars in thousands)	As of and for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018

Portfolio loans	$6,515,081	$5,568,428	$5,623,741	$5,555,287	$5,531,453
Non-performing loans
Non-accrual loans	36,230	34,997	40,395	25,215	32,588
Loans 90+ days past due	356	1,601	364	1,142	995
Non-performing loans, segregated by geography
Illinois/ Indiana	28,847	28,319	33,699	21,534	28,743
Missouri	6,593	7,242	6,222	3,338	3,641
Florida	1,146	1,037	838	1,485	1,199
Loans 30-89 days past due	10,780	7,121	8,189	10,017	9,506
Other non-performing assets	921	376	1,093	3,694	1,001
Non-performing assets to portfolio loans and non- performing assets	0.58%	0.66%	0.74%	0.54%	0.63%
Allowance as a percentage of non-performing loans	139.17%	138.39%	129.40%	202.24%	156.77%
Allowance for loan losses to portfolio loans	0.78%	0.91%	0.94%	0.96%	0.95%
Net charge-offs	1,844	2,500	1,320	1,602	1,941
Provision for loan losses	2,111	405	758	2,258	1,008

[1] Results are unaudited.

Fee-based Businesses

Revenues from trust fees, commissions and brokers’ fees, and remittance processing activities represented 49.4% of the Company’s non-interest income for the quarter ended March 31, 2019, providing a balance to revenue from traditional banking activities.

Trust fees and commissions and brokers’ fees were positively impacted as we built upon recent acquisitions and expanded market share, partially offset by a decline in farm management brokerage income due to timing of land sales.  Trust fees and commissions and brokers’ fees were $9.0 million for the first quarter of 2019, an increase from $7.5 million for the fourth quarter 2018 and from $8.6 million for the first quarter of 2018. Net income from the wealth management segment was $2.6 million for the first quarter of 2019 compared to $2.0 million in the fourth quarter of 2018 and $2.8 million in the first quarter of 2018.  First Busey’s wealth management division ended the first quarter of 2019 with $8.89 billion in assets under care.

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.8 million for the first quarter of 2019 was steady compared to the fourth quarter of 2018 and increased from $3.4 million for the first quarter of 2018.  The FirsTech operating segment generated net income of $1.0 million for the first quarter of 2019.

The mortgage line of business generated $1.9 million of revenue in the first quarter of 2019, an increase compared to $1.1 million of revenue in the fourth quarter of 2018 and $1.6 million of revenue in the first quarter of 2018, following a long period of restructuring and additional revenue from TheBANK.

Operating Efficiency

The efficiency ratio was 57.99% for the quarter ended March 31, 2019 compared to 56.57% for the quarter ended December 31, 2018 and 59.80% for the quarter ended March 31, 2018. The adjusted efficiency ratio3 was 56.43% for the quarter ended March 31, 2019, 55.49% for the quarter ended December 31, 2018, and 55.54% for the quarter ended March 31, 2018.

Specific areas of non-interest expense are as follows:

●  Salaries, wages and employee benefits were $32.3 million in the first quarter of 2019, an increase from $27.5 million in the fourth quarter of 2018 and $28.8 million from the first quarter of 2018.  Banc Ed added 318 full time equivalents (“FTE”) at March 31, 2019, increasing the March 31, 2019 FTE to 1,589 compared to 1,270 at December 31, 2018 and 1,278 at March 31, 2018.

●  Data processing expense in the first quarter of 2019 of $4.4 million increased compared to $4.0 million in the fourth quarter of 2018 and $4.3 million in the first quarter of 2018.  Variances are related to payment of deconversion expenses and data processing related to TheBANK.

Capital Strength

The Company's strong capital levels, coupled with its earnings, has allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on April 26, 2019 of $0.21 per common share to stockholders of record as of April 19, 2019.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of March 31, 2019, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible stockholders’ common equity3 (“TCE”) increased to $826.2 million at March 31, 2019, compared to $703.0 million at December 31, 2018 and $646.9 million at March 31, 2018. TCE represented 9.00% of tangible assets at March 31, 2019, compared to 9.49% at December 31, 2018 and 8.64% at March 31, 2018.3

3 Non-GAAP financial measures. See “Non-GAAP Financial Information” below for reconciliation.

Corporate Profile

As of March 31, 2019, First Busey Corporation (Nasdaq: BUSE) was a $9.54 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, a wholly-owned bank subsidiary with total assets of $7.73 billion as of March 31, 2019, is headquartered in Champaign, Illinois and has forty-four banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2019, assets under care were approximately $7.30 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2018 Best-In-State Banks—one of five in Illinois and 124 from across the country, equivalent to 2.2% of all banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

TheBANK of Edwardsville, a wholly-owned bank subsidiary of the Company with total assets of $1.81 billion as of March 31, 2019, is headquartered in Edwardsville, Illinois and has nineteen banking centers and one loan production office in the greater St. Louis, MO-IL MSA.  Through TheBANK of Edwardsville Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2019, assets under care were approximately $1.59 billion.

For more information about us, visit busey.com and 4thbank.com.

Contacts:

Robin N. Elliott, Chief Financial Officer
217-365-4120

Non-GAAP Financial Information

This press release contains certain financial information determined by methods other than GAAP. These measures include adjusted net income, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, and tangible common equity to tangible assets. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most directly comparable GAAP financial measures – net income in the case of adjusted net income and adjusted return on average assets, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders’ equity in the case of the tangible book value per share – appears below.  The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and Return on Average Assets
(dollars in thousands)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$25,469	$25,290	$21,917
Acquisition expenses
Salaries, wages and employee benefits	-	-	1,233
Data processing	7	-	372
Other (includes professional and legal)	1,205	262	1,950
Other restructuring costs
Salaries, wages and employee benefits	-	640	417
Data processing	100	-	-
Other (includes professional and legal)	167	-	-
Related tax benefit	(334)	(234)	(967)
Adjusted net income	$26,614	$25,958	$24,922

Average total assets	$8,865,642	$7,846,154	$7,663,899

Reported: Return on average assets[1]	1.17%	1.28%	1.16%
Adjusted: Return on average assets [1]	1.22%	1.31%	1.32%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018

Reported: Net interest income	$68,383	$60,503	$59,757
Tax-equivalent adjustment	677	545	578
Purchase accounting accretion	(2,994)	(1,852)	(3,410)
Adjusted: Net interest income	$66,066	$59,196	$56,925

Average interest-earning assets	$8,088,396	$7,174,755	$6,976,383

Reported: Net interest margin[1]	3.46%	3.38%	3.51%
Adjusted: Net Interest margin[1]	3.31%	3.27%	3.31%

[1] Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Reported: Net Interest income	$68,383	$60,503	$59,757
Tax- equivalent adjustment	677	545	578
Tax equivalent interest income	$69,060	$61,048	$60,335

Reported: Non-interest income	25,945	22,852	22,486
Security gain net	(42)	(171)	-
Adjusted: Non-interest income	$25,903	$22,681	$22,486

Reported: Non-interest expense	57,163	48,769	51,040
Amortization of intangible assets	(2,094)	(1,404)	(1,515)
Non-operating adjustments:
Salaries, wages and employee benefits	-	(640)	(1,650)
Data processing	(107)	-	(372)
Other	(1,372)	(262)	(1,505)
Adjusted: Non-interest expense	$53,590	$46,463	$45,998

Reported: Efficiency ratio	57.99%	56.57%	59.80%
Adjusted: Efficiency ratio	56.43%	55.49%	55.54%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands)

	As of and for the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018

Total assets	$9,537,334	$7,702,357	$7,778,746
Goodwill and other intangible assets, net	(377,739)	(300,558)	(304,897)
Tax effect of other intangible assets, net	17,751	8,547	9,675
Tangible assets	$9,177,346	$7,410,346	$7,483,524

Total stockholders’ equity	1,186,141	994,964	942,146
Goodwill and other intangible assets, net	(377,739)	(300,558)	(304,897)
Tax effect of other intangible assets, net	17,751	8,547	9,675
Tangible common equity	$826,153	$702,953	$646,924

Ending number of common shares outstanding	55,624,627	48,874,836	48,717,239

Tangible common equity to tangible assets[1]	9.00%	9.49%	8.64%
Tangible book value per share	$14.53	$14.21	$13.08

Average common equity	$1,109,872	$979,502	$933,762
Average goodwill and intangibles, net	(352,587)	(301,479)	(306,968)
Average tangible common equity	$757,285	$678,023	$626,794

Reported: Return on average tangible common equity[2]	13.64%	14.80%	14.18%
Adjusted: Return on average tangible common equity[2,3]	14.25%	15.19%	16.13%

[1] Tax-effected measure.
[2] Annualized measure.
[3] Calculated using adjusted net income.

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving the Company; (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.